EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Anadarko Petroleum Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 and S-8 (No. 33-8643), Form S-3 (Nos. 333-103102 and 333-137183) and Form S-8 (Nos. 33-54485 and 333-152049) of Anadarko Petroleum Corporation and subsidiaries of our reports dated February 24, 2009, with respect to the consolidated balance sheets of Anadarko Petroleum Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Anadarko Petroleum Corporation.

Our report on the consolidated financial statements referred to above, refers to a change in the method of accounting for uncertainty in income taxes in 2007.

/s/ KPMG LLP

Houston, Texas

February 24, 2009